For Immediate Release

Full House Resorts, Inc. Applies for American Stock Exchange Listing

Las Vegas, April 25, 2005 - Full House Resorts, Inc. (OTCBB: FHRI) announced today the filing of an application for listing on the American Stock Exchange. The Company anticipates the application process to take several weeks to complete.

Commenting on the listing application, Andre Hilliou, Chief Executive Officer of the company said, "When I joined Full House last year, one of my goals was to increase shareholder value by growth in the Company's operations and assets and by increasing the visibility and interest in the Company's stock. Getting the stock re-listed on a national exchange is another move in that direction."

About Full House Resorts

Full House Resorts, Inc. develops and manages gaming facilities. The Company has a management agreement with the Nottawaseppi Huron Band of Potawatomi for the development and management of a first-class casino resort in the Battle Creek, Michigan area, which is presently under development. Full House also manages Midway Slots and Simulcast at the Delaware State Fairgrounds in Harrington, Delaware. Midway Slots and Simulcast has a total of approximately 1,400 gaming devices, a 450-seat buffet, a 50-seat diner and an entertainment lounge area. The Company was recently named developer and manager for the gaming development project of the Nambé Pueblo of New Mexico, by the Manuelito Chapter of Navajo Indians of New Mexico and by the Northern Cheyenne Nation of Montana.

Forward-looking Statements

No assurances can be given that the American Stock Exchange will approve the listing application. In addition, we cannot predict the impact such listing may have on the trading of our shares. Certain statements in this release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These statements are subject to risks and uncertainties that may cause actual results or performance to be materially different from that expressed or implied in such statements.

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For further information, contact

Andre Hilliou, Chief Executive Officer

702-221-7800